Exhibit 10.1

OPTION TO PURCHASE

PILOT PEAK PROPERTY

THIS OPTION TO PURCHASE (this "Agreement") is made and entered into effective the 24th day of June, 2011 (the "Execution Date"),

by and between NOEL COUSINS, an unmarried individual and resident in Arizona, and STEVEN VAN ERT, an unmarried individual and resident in California (together the "Vendors"),

and

RARUS MINERALS INC., a Nevada corporation,  with offices at  2850 W. Horizon Ridge Parkway, Suite 200, Henderson, Nevada 89052 (the "Optionee").

RECITALS:

This Agreement is made and entered into with reference to the following facts:

A.

Vendors have the sole right, title and interest (subject to the rights and title of the United States of America), free and clear of all liens and encumbrances, in and to those certain lode mining claims situated in San Bernardino County, California (the "Property"), consisting of  approximately 2,600 acres, all as more particularly described in Schedule "A" attached hereto.

B.

Vendors desire to grant an exclusive option to Optionee to purchase a 100% interest in Vendors' rights to the Property, and Optionee desires to acquire an option to purchase Vendors' rights to the Property from Vendors, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, and other good and valuable consideration, receipt of which is hereby acknowledged, it is agreed by the parties as follows:

1.

DEFINITIONS:

1.1

In this Agreement and in the Schedules and the recitals hereto, unless the context otherwise requires, the following expressions will have the following meanings:

"Execution Date" means the date of this Agreement first mentioned above;

"Expenditures" means all expenses, obligations and liabilities of whatever kind or nature spent or incurred directly or indirectly by Optionee from and after the Execution Date in connection with the Property; including, moneys expended in maintaining the Property in good standing and in applying for and securing all necessary leases or permits; moneys expended toward all taxes, fees and rentals; moneys expended in doing and filing assessment work; expenses paid for or incurred in connection with any program of surface or underground prospecting, exploring, geophysical, geochemical and geological surveying, diamond drilling and drifting, raising and other underground work, sampling, assaying and metallurgical testing and engineering, environmental studies, mapping, data preparation and analysis; costs of acquiring research materials, reports and data; costs of and/or associated with  wages, salaries, traveling expenses, and fringe benefits (whether or not required by law) of all persons engaged directly in work with respect to and for the benefit of the Property; in paying for the food, lodging and other reasonable needs of such persons;

"Property" means the unpatented lode mining claims more fully described in Schedule "A" attached hereto and incorporated herein by this reference, together with any and all rights associated therewith, all prospecting, research, exploration, exploitation, operating and mining permits, licenses and leases associated therewith, easements, access, mineral, surface, water and ancillary or appurtenant rights attached or accruing thereto.  The Property shall also include any additional unpatented mining claims, mineral properties, or other rights that may be included in this Agreement under the provisions of Section 12.

2.

THE OPTION:

2.1

Vendors hereby grant to Optionee an exclusive option to purchase an undivided 100% right, title and interest in and to Vendors' rights to the Property, in accordance with the terms of this Agreement (the "Option").

2.2

To exercise the Option, Optionee must (1) pay the aggregate sum of $910,000 to Vendors, (2) incur an aggregate of at least $950,000 of Expenditures on the Property, and (3) issue restricted common shares (the "Execution Share Allocation") equal to an aggregate of 3% of the issued and outstanding shares of Restricted Common Stock in Optionee as at the Execution Date, subject to adjustment for any Restricted Common Stock issuances; cancellations; and/or stock splits or stock dividends, which occur within 14 days subsequent to the Execution Date (or any public company created by Optionee for the purpose of development of the Property) that shall have the restrictions specified in Section 2.3(c).  This issuance to be governed by the following formula:

A = Total Restricted issued and outstanding Common Shares at Execution Date

B = Sum of any Restricted Common Share issuances within 14 days of Execution

       Date

C = Sum of any Restricted Common Share cancellations within 14 days of

       Execution Date

D = Any multiplier to reflect a Stock Dividend or Stock Split

E = Execution Shares to be issued to Vendors

E = ( [ A + B - C ] x D ) x 3%

Additionally, it is agreed the Execution Stock Allocation issuance to the Vendors will not be less than 9,750,000 restricted common shares and will not exceed 9,750,000 restricted common shares and that any pre-stock split or pre-stock dividend restricted stock issuances to the Vendors or any post-stock split or post-stock dividend restricted stock issuances to the Vendors will be adjusted to increase or reduce the amount of restricted shares issued to the Vendors to 9,750,000 restricted common shares in all events.

2.3

In order to implement exercise of the Option, and maintain the Option in effect, Optionee shall:

(a)

pay Vendors the following cash sums on or before the dates described below:

i.

$33,000 prior to or upon execution of the Option Agreement (the “Execution Date”) (less $20,000 that has  previously been paid) for a net balance owing of $13,000;

ii.

$52,000 on or before November 1, 2011;

iii.

$25,000 on or before March 1, 2012;

iv.

$75,000 on or before one year from the Execution Date;

v.

$75,000 on or before November 1, 2012;

vi.

$100,000 on or before two years from the Execution Date;

vii.

$100,000 on or before November 1, 2013;

viii.

$100,000 on or before three years from the Execution Date;

ix.

$100,000 on or before November 1, 2014;

x.

$125,000 on or before four years from the Execution Date; and

xi.

$125,000 on or before November 1, 2015.

(b)

incur the following Expenditures on or with respect to the Property, by the following dates:

i.

$150,000 within 12 months following the Execution Date;

ii.

$200,000 on or before 24 months following the Execution Date;

iii.

$300,000 on or before 36 months following the Execution Date; and

iv.

$300,000 on or before 48 months following the Execution Date.

(c)

cause Optionee  to issue shares to the Vendors in the following amounts:

i.

9,750,000 shares on or before the Execution Date;

ii.

250,000 shares on or before November 1, 2011;

iii.

250,000 shares on or before November 1, 2012; and

iv.

250,000 shares on or before November 1, 2013.

provided, however, that the restricted common shares of the Optionee shall be fully paid and non-assessable, and issued in compliance with all applicable federal and state securities laws. The Vendors will have the same privileges and rights as all other common shareholders. The stock shall be issued and delivered to the individual Vendors in proportion to Vendors' interest is this Agreement (that is, 50% to Steven Van Ert and 50% to Noel Cousins).  Vendors acknowledge that the stock evidencing the shares may carry a legend indicating that the shares have not been registered under the Securities Act of 1933, as amended, and are restricted securities for purposes of U.S. federal securities laws. Vendors agree that, such securities will have holding period which will end on January 1st, 2012 which will restrict the offering of these shares for sale prior to that date and that, when issued, each set of such securities shall be held in trust for the Vendors by Optionee's attorney, until January 1st, 2012at which time he will forward the securities to the Vendors. Optionee agrees that when each set of securities is issued, the Vendors will receive a notice from Optionee's attorney that each issuance has been received into trust and will provide the Vendors with a copy of the certificates of the issued restricted securities. If the Agreement is cancelled, the Vendors will receive whatever securities are held in trust by Optionee's attorney at the time of cancellation, under the agreed delivery times referenced in this Section 2.3(c).

If the stock is registered on any stock exchange other than as presently registered, Vendors may elect to take any or all shares to which they are entitled hereunder through that exchange upon notice to Optionee. Optionee will not unduly delay any registration process that is within the Public Company's control. The Vendors warrantee that they understand the restricted shares are being issued pursuant to the exemption from the registration requirements of the United States Securities Act of 1933, as amended (the "Securities Act"), provided by Regulation D Rule 506 of such Securities Act or Regulation S and that the Vendors qualify as "accredited investors."

2.4

The cash payments, stock and Expenditures are herein collectively referred to as the "Option Price."

2.5

All data derived by Optionee from the Expenditures shall be available to Vendor on a quarterly basis without restriction.

2.6

This Agreement is an option agreement only, and all payments comprising the Option Price are and shall remain optional to Optionee but shall not be refundable. Upon the failure of Optionee to deliver or spend the consideration comprising the Option Price within the time periods set forth herein, the Option and this Agreement will terminate 30 days after Vendors give Optionee written notice of such failure (during which time Optionee may deliver or spend the consideration overdue, and therefore maintain the Option in good standing).

2.7

If, prior to the exercise of the Option, Optionee wishes to surrender the Property, any portion thereof or any other rights acquired within the Area of Interest, the provisions of Section 7.2 shall apply.

2.8

Once Optionee has paid the Option Price in full, Optionee will have exercised the Option and have acquired an undivided 100% right, title and interest in and to the Property, subject to the royalties reserved to the Vendor in Section 2.9 below, any resulting mineral permits or leases, and this Agreement.

2.9

As additional consideration hereunder, Optionee agrees to pay to Vendor the following:

(a)

Commencing on the fourth anniversary of the Execution Date the Optionee shall pay a minimum annual royalty of $300,000 every 12 months  for each year that Optionee holds the Property ("Minimum Annual Royalty") thereafter, or until Optionee terminates this Agreement or otherwise abandons all right, title and interest in the Property. In the event that Optionee abandons the property, the Minimum Annual Royalty would be pro-rated during the abandonment year to cover only the portion of the year which Optionee held the Property provided, however, that such Minimum Annual Royalty payments shall be increased annually by the amount of the positive percentage of increase in the Consumer Price Index, All Urban Consumers (CPI-U) (“CPI”), as published by the United States Department of Labor, Bureau of Labor Statistics, in Survey of Current Business. The base figure for such computation shall be the CPI statistics published for September 2009, and the payments due thereafter shall be adjusted using the positive percentage of increase of the CPI from the base figures published for the month that is two months before the due date of such payment;

(b)

a 4% (four percent) Net Returns Royalty on all minerals actually produced and sold from the Property, to be calculated and paid in accordance with the terms and conditions of Schedule 'B' attached hereto.

2.10

The Minimum Annual Royalty, as provided for in subsection (b) of Section 2.9 shall be considered payment towards, and deducted from the Gross Production Royalty paid during any applicable year of this Agreement on production during that year, but shall not be credited against royalties on production  for subsequent years.

2.11

All payments made herein shall be made 50% to Steven Van Ert and 50% to Noel Cousins; provided, however, that either party may require the establishment of a single collection agent in which case such agent shall be given instructions for distribution as set forth above.

3.

PRE-EXERCISE ACTIVITIES:

3.1

Within thirty (30) days after the Execution Date, Optionee shall undertake to complete such actions as required to register to do business in California.  Optionee shall not perform any work within the Property prior to such registration.

3.2

Within 45 days after the Execution Date, Vendors shall conditionally transfer the Property to Optionee using a deed substantially in the form attached hereto as Exhibit B (the 'Transfer Deed') in accordance with and subject to all the terms and conditions of this Agreement, which Transfer Deed shall reserve to Vendors the Royalty provided for herein.  Vendors conveyance of the Property shall be secured by a duly executed and recordable reconveyance deed in the form attached hereto as Exhibit C (the “Reconveyance Deed”), which shall be held in escrow in the offices of Vendors’ counsel, with instructions to deliver the Reconveyance Deed to Vendors upon the termination of this Agreement caused by any breach thereof by Optionee.  Optionee shall execute and deliver the Reconveyance Deed to Vendors’ counsel prior to Vendors’ obligation to deliver to Optionee the Transfer Deed.  Within thirty (30) days after the Transfer Deed is recorded, Optionee shall prepare and file with the United States Bureau of Land Management ("BLM") a notice of transfer of interest for all unpatented mining claims within the Property, pay all required filing fees, and provide a copy of same to Vendors.

3.3

Prior to exercise of the Option, Optionee will have full right, power and authority, subject to all of the reservations, terms, covenants and conditions herein contained, to conduct all activities permitted on unpatented mining claims.

3.4

Prior to exercise of the Option, if Optionee elects to perform any acts or engage in any mining activities on the Property, Optionee will have the following duties and obligations:

(a)

to manage, direct and control all exploration, development and production operations in, on and under the Property in a prudent and workmanlike manner, and in compliance with all applicable laws, rules, orders and regulations;

(b)

subject to the terms and conditions of this Agreement, to keep the Property in good standing and free and clear of liens, charges and encumbrances of every character arising from its operations on the Property (except liens for taxes not yet due, and other claims and liens contested in good faith by Optionee) and to proceed with all diligence to contest or discharge any lien that is filed;

(c)

to obtain and maintain, or cause any contractor engaged to obtain and maintain not less than $2,000,000 as comprehensive form general liability insurance for each occurrence for combined bodily injury and property damage.  Vendors shall be named as co-insured under such policies of Optionee and Optionee shall provide Vendors with a certificate of such insurance prior to the commencement of any operations under this Agreement or any entry onto the Property;

(d)

to permit Vendors and/or their respective  representatives, at their own expense and risk, access to (i) the Property and (ii)  all data derived from carrying out work hereunder, provided that in exercising such right Vendors will not unreasonably interfere with the activities of Optionee and that Vendors and their respective representatives will defend, indemnify and save harmless Optionee and its directors, officers, employees and agents from and against all and any losses, damages, expenses, claims, suits, actions and demands of any kind or nature whatsoever in any way referable to or arising out of the entry, presence or activities of Vendors and their respective representatives in connection with access to the Property including, without limitation, bodily injuries or death or damage to property at any time resulting therefrom;

(e)

to perform its duties and obligations in a manner consistent with good exploration and mining practices;

(f)

defend, indemnify and save Vendors harmless from any and all losses, damages, expenses, claims, suits, actions or demands of any kind or nature whatsoever in any way referable to or arising out of any work done by or for the benefit of Optionee on or with respect to the Property; and

(g)

prior to commencing any operations or activities on the Property, obtain all necessary operating and environmental permits and post any required reclamation or other bonds or safekeeping agreements required by any governmental agency.

(h)

Optionee shall undertake to fill, fence or otherwise secure and place appropriate signage on any open historic mine workings or pits presently on the Property or properties acquired under this agreement.  Such action shall be undertaken by Optionee on an on-going basis as a regular part of its activities on the Property but need not take priority over other work unless required to do so by any governmental authority.

(i)

Optionee shall perform all work, filings and payments required to maintain the Property pursuant to federal, state and county laws or regulations.  Optionee shall pay all annual fees required to maintain the Property to the BLM on or before April 1st of each year, and shall provide Vendors with evidence of such payment.  Optionee shall prepare and timely record each year with San Bernardino  County appropriate affidavits documenting the intent to maintain the Property.  Optionee shall pay the claim maintenance fees for the assessment year beginning September 1, 2011, on or before August 31, 2011.

4.

REPRESENTATIONS AND WARRANTIES

4.1

Optionee represents and warrants to Vendors that:

(a)

it is qualified to acquire and dispose of interests in, and to explore, develop and exploit, mining properties in the State of California;

(b)

it has full power, capacity and authority to carry on its business and to enter into and perform its obligations under this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(c)

all necessary corporate and shareholder or partnership approvals have been obtained and are in effect with respect to the transactions contemplated hereby, and no further action on the part of the directors or shareholders is necessary or desirable to make this Agreement valid and binding on it;

(d)

neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by its organizational documents or any agreement to which it is a party;

(e)

it is familiar with the laws and regulations that relate to the Property (including without limitation, the laws and regulations of the State of California); and

(f)

Optionee acknowledges that if it is obligated to make any payments to brokers or to pay any finder's fee related to this Agreement, Optionee shall make such payment and indemnify and hold harmless the Vendors from any claim for such payment.

4.2

Vendors hereby represent and warrant to Optionee that:

(a)

each has full power, capacity and authority to enter into and perform its obligations under this Agreement and any agreement or instrument referred to or contemplated herein;

(b)

neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by, any agreement to which either of them is a party;

(c)

to the best of Vendors’ knowledge and belief, all unpatented claims included in the Property have been located in accordance with applicable laws of the United States and the State of California.  The location notices thereof have been timely recorded/filed with the Recorder of San Bernardino County and the California State Office of the Bureau of Land Management, and, subject to the paramount title of the United States, the Vendors are the sole owners and have exclusive possession thereof free and clear of all claims, liens or encumbrances;

(d)

there are no pending or threatened actions, suits, claims or proceedings regarding the Property or any portion thereof of which Vendors are aware;

(e)

Vendors do not warrant the accuracy of any data or technical information furnished to Optionee either before or subsequent to the execution of this Agreement;

(f)

Vendors have the exclusive right to enter into this Agreement, have not made any sale, lease or agreement affecting the rights granted herein, and have all necessary powers and authority to dispose of any and all rights, titles and interests in and to the Property in accordance with the terms of this Agreement;

(g)

The Vendors warrantee that they understand the restricted shares are being issued pursuant to the exemption from the registration requirements of the United States Securities Act of 1933, as amended (the "Securities Act"), provided by Regulation D Rule 506 of such Securities Act or Regulation S and that the Vendors meet the qualifications specified in the Rule;

(h)

the Vendors have no knowledge of any existing, or anticipated, environmental matters specifically related to the Property which have not been disclosed in this agreement; and

(i)

the Vendors have no knowledge of any pending or threatened litigation of any kind, or unresolved regulatory matters regarding the Property which has not been disclosed in this agreement.

4.3

The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and will survive the acquisition of any interest in the Property by Optionee and each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by it and contained in this Agreement.

5.

COVENANTS OF VENDORS AND OPTIONEE:

5.1

During the term of this Agreement, the parties covenant and agree with each other as follows:

(a)

so long as Optionee is not in default hereunder, Vendors will not do any act or thing which would in any way adversely affect the rights of Optionee hereunder;

(b)

Vendors will make available to Optionee and its representatives all records and files in the Vendors' possession (paper or electronic) relating, directly or indirectly, to the Property within thirty days of the Execution Date, and Vendors will permit Optionee and its representatives at their own risk and expense to take abstracts therefrom and make copies thereof;

(c)

Vendors will cooperate as reasonably necessary with Optionee in obtaining any surface or other rights on or related to the Property, as Optionee, in its discretion, deems appropriate or desirable;

(d)

Vendors will promptly provide Optionee with any and all notices and correspondence received by Vendors from the relevant government agencies in respect of the Property, and further, will request such agencies, in writing, to copy Optionee on all correspondence and notices;

(e)

Optionee will provide to Vendors quarterly reports on the following:

i.

work completed on the Property,

ii.

results of the work completed,

iii.

planned work and Expenditures for the ensuing three months, and

iv.

Expenditures on the Property.

(f)

Optionee will provide to Vendors annually copies of raw data together with copies of any technical reports and interpretative data obtained as a result of exploration of the Property (or purchased from third parties) during the prior year.

(g)

Vendors shall not take any action to adversely affect the rights of Optionee hereunder.

(h)

Vendors shall hold any information so provided in confidence as specified in Section 8 of this Agreement.

6.

TERMINATION:

6.1

Unless otherwise agreed by Vendors in writing, this Agreement and the Option will, except for the provisions of Section 7, terminate:

(a)

30 days after Vendors provide notice to Optionee upon the failure of Optionee to pay or otherwise incur any portion of the Option Price pursuant to Section 2.3 within the time periods specified therein, subject to the provisions of Section 2.6;

(b)

30 days after Vendors provide notice to Optionee upon the failure of Optionee to perform any substantial obligation required by this Agreement and the failure of Optionee to perform such obligation within the 30-day period or otherwise undertake to perform such obligation and to diligently complete any required performance; or

(c)

if Optionee gives notice in accordance with Section 6.2.

6.2

At any time Optionee will have the right to terminate this Agreement by giving not less than 30 days written notice to that effect to Vendors.  Optionee shall not be entitled to a refund of any monies paid or expended hereunder, all of which shall be deemed full consideration due hereunder from Optionee to Vendors.

7.

OBLIGATIONS UPON TERMINATION:

7.1

If this Agreement is terminated for any reason whatsoever this Agreement, including the Option, but excluding this Section 7 (which will continue in full force and effect for so long as is required to give full effect to the same) will be of no further force and effect, except that Optionee will:

(a)

at Vendors option (which may include only a portion of the Property) reassign or transfer the Property to Vendors:

i.

in good standing and in accordance and compliance with the applicable laws, rules and regulations,

ii.

free and clear of all liens, charges and encumbrances arising from this Agreement or Optionee's operations hereunder,

iii.

with any financial and other obligations satisfied that have accrued as of the date of reassignment/transfer,

iv.

in a safe and orderly condition, and

v.

in a condition which is in compliance with all applicable rules and orders of governmental authorities with respect to reclamation and restoration of the surface to the Property.

(b)

deliver to Vendors, within 90 days of termination, a report on all work carried out by Optionee on the Property, together with copies of all maps, drill hole logs, assay results, reports and other information compiled or prepared by or on behalf of Optionee with respect to work on or with respect to the abandoned portion of the Property (including interpretive data), and make available to Vendors (at the place of storage) all core samples and sample pulps and rejects; nothing herein shall be construed to require Optionee to compile data which in its opinion is not necessary to its operations hereunder. Optionee shall have no liability on account of any such data being relied or acted upon by Vendors;

(c)

subject to any requirements of governmental agencies, unless otherwise agreed by Vendors in writing, remove from the Property within six months of the effective date of termination or abandonment all materials, equipment and facilities erected, installed or brought upon the abandoned portion of the Property (or the entire Property, if this Agreement is terminated) by or at the instance of Optionee;

(d)

at Vendors option, instruct Vendor's counsel to deliver to the  California office of the BLM the previously executed forms of reassignments or otherwise provide new forms of assignment if so required to transfer all right, title and interest of Optionee in and to the abandoned portion of the Property to the Vendors; and

(e)

the title to all mining machinery, equipment, tools, mobile trailers and mobile homes placed upon the Property by Optionee shall remain the personal property of Optionee, and shall be removed within 90 days after termination of this Agreement, for any reason, provided that such removal shall not extend to foundations, mine timbers in place, buildings, structures, fences, cattle guards, gates, culverts and other permanent improvements, unless Vendors shall give their prior written consent thereto. Optionee shall repair all damages to the abandoned portion of Property and access caused by such removal. If Optionee is delayed by weather conditions from completing the removal of such personal property within the specified time, then Vendors agree to extend the time by a reasonable period required by Optionee.

7.2

Optionee shall be entitled to abandon any portion of the Property at any time either before or after the exercise of the Option upon not less than 30-day's written notice to Vendors.  If the Vendors provide written notice to Optionee during such time, Optionee shall reassign to Vendors the right to the abandoned portion of the Property and the provisions of Section 7.1 shall apply. For clarity, the Option Price, the Minimum Annual Royalty, the Royalty on production and other obligations under this Agreement will not change in case of partial abandonment of the Property by Optionee.

8.

SHARING OF AND CONFIDENTIAL NATURE OF INFORMATION:

8.1

Each party agrees that all information obtained hereunder will be the exclusive property of the parties and not publicly disclosed or used other than for the activities contemplated hereunder, except as required by law, a court of competent jurisdiction or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction or with the written consent of the other party, such consent not to be unreasonably withheld.

8.2

During the term and any extension of this Agreement, all information or data supplied in writing by Optionee to Vendors relating to the exploration, development or mining of the Property by Optionee which is specifically identified as confidential by Optionee at the time it is supplied, shall be kept confidential by Vendors and not disclosed to any third person without Optionee's prior written consent, which consent may be withheld for any reason or for no reason; provided, however, these provisions shall not apply to disclosures made by Vendors for the purpose of exchanging, selling or assigning the Property or its interest in the Property or this Agreement, or for the purpose of disputes or litigation between these parties in connection with this Agreement.

8.3

Neither party warrants the accuracy of information disclosed or obtained under the terms of this Agreement and will not be responsible for any reliance upon such information by the party to whom the information is disclosed.

9.

ASSIGNMENT OF INTEREST BY OPTIONEE OR MERGER OF OPTIONEE:

9.1

Optionee agrees it shall not have the right to assign any part of its interest in this Agreement or the Property without the express written consent of the Vendors.

9.2

If Optionee is merged into or acquired by another entity, the shares to be issued pursuant to Section 2.3(c) and Section 2.9(a) hereof shall be valued, at the election of the Vendors, as either equivalent shares of the new entity, or a cash value equal to the greater value of the closing price of Optionee on (1) the day of the announcement to the merger, or (2) the day of the closing of the transaction, and the new entity, at the election of the Vendors, shall pay a cash value as determined aforesaid or issue shares of the new entity to the Vendors at the closing of the transaction.

10.

FORCE MAJEURE:

10.1

If Optionee is delayed or interrupted in or prevented from exercising its rights or performing its obligations, as herein provided, by reasons of "force Majeure," then, and in all such cases, Optionee shall be excused, without liability, from performance of its obligations set forth in this Agreement (except as to obligations to pay money and issue stock), but the provisions shall again come into full force and effect upon the termination of the period of delay, prevention, disability or condition.  Optionee shall notify Vendors of the beginning and ending date of any period of force majeure and the period of time required for performance under this Agreement shall be extended for the period of the disability.  "Force majeure" includes all disabilities arising from causes beyond the reasonable control of Optionee; including, without limitation, acts of God, accidents, fires, damages to facilities, labor troubles, unavailability of fuels, supplies and equipment, unusually severe weather, orders or requirements of courts or government agencies, or the inability to obtain environmental clearance or operating permits that may be required by governmental authorities.

11.

NOTICES:

11.1

Any notice, direction or other instrument required or permitted to be given under this Agreement will be in writing and may be given by the delivery of the same by courier to the following addresses:

Vendors:

Steven Van Ert

PO Box 3785

Chatsworth, California

91313, USA

Noel Cousins

PO Box 37061

Tucson, Arizona

85740, USA

With a copy to:

John C. Lacy

DeConcini McDonald Yetwin & Lacy, P.C.

2525 E. Broadway Blvd., Suite 200

Tucson, Arizona 85716

Optionee:

Manfred Ruf

Chief  Executive Officer

Rarus Minerals Inc.

2850 W. Horizon Ridge Parkway, Suite 200

Henderson, Nevada 89052

11.2

Any notice, direction or other instrument will, for all purposes regarding notices hereunder:

(a)

if delivered by courier, be deemed to have been given and received, and effective, for all purposes, on the day it was delivered; and

(b)

if mailed, be deemed to have been given and received, effective, for all purposes, on the fifth business day following the day of mailing, as dated by the postal service, except in the event of disruption of the postal service, in which event notice will be deemed to be received only when actually received.

11.3

Any party may at any time give to the other(s) notice in writing, pursuant to the protocol set forth above, of any change of address of the party giving such notice and from and after the giving of such notice the address or addresses therein specified will be deemed to be the address of such party for the purposes of giving notice hereunder.

12.

AREA OF INTEREST:

12.1

An area of interest shall exist for all lands within that area described as all of Section 11, Township 5 North, Range 18 East, San Bernardino Mer., and ten miles extended in each direction from the exterior boundaries of Section 11.  If either party acquires, directly or indirectly, any mineral or other interests, direct, contingent or otherwise (except for shares within a publicly traded corporation), to or within the lands lying, wholly or in part, within the area of interest, or if Vendors or Optionee enters into any type of agreement by which such an interest may be earned or otherwise acquired therein by either party, then the acquiring party shall promptly notify the other of such acquisition or such agreement, and this Agreement shall apply thereto, and such lands or interests within the area of interest shall form part of the Property and be included in this Agreement. To the extent that unpatented mining claims are acquired, Optionee shall comply with all laws and regulations regarding the maintenance of such claims and the recorded memorandum of this Agreement shall be amended to include such mining claims.  Any interest acquired by either party in lands outside of the area of interest shall not be subject to the terms hereof.

13.

GENERAL:

13.1

Each party will be responsible for their respective legal costs incurred in connection with the preparation, execution and, if applicable, approval of this Agreement by any regulatory body or agency.

13.1

The parties will execute such further and other documents and do such further and other things as may be necessary or convenient to carry out and give effect to the intent of this Agreement.

13.3

All references to moneys hereunder are in United States Dollars, unless otherwise noted. All payments to be made to any party hereunder may be made by cheque or bank draft mailed or delivered to such party at its address for notice purposes as provided herein, or deposited for the account of such party at such bank as such party may designate from time to time by notice to the paying party. All payments to Vendors pursuant to this Agreement may be made by Optionee in equal amounts to each Vendor, unless required otherwise in writing by each of the Vendors.

13.4

This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

13.5

This Agreement shall constitute the entire agreement between the parties and replaces and supersedes all prior agreements, arrangements, negotiations and representations, whether oral or written, express or implied, statutory or otherwise between the parties with respect to the subject matter herein.

13.6

If any one or more of the provisions contained herein should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision shall not in any way be affected or impaired thereby in any other jurisdiction, and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

13.7

A memorandum of this Agreement, deleting monetary terms, may be recorded in the official records of San Bernardino County, California .

13.8

This Agreement shall be construed in accordance with and fully governed by the laws of the State of Nevada. The parties agree to attorn to the jurisdiction of the courts of Nevada.

13.9

If any legal action or other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

13.10

For the purpose of computing any period of time prescribed herein or relating hereto, the first day shall be excluded. If the period of time is six days or more, weekends and public holidays shall be included. An act required to be performed on a day shall be performed at or before the close of business on such day. If an act is required to be performed on a certain day and such day is not a regular business day, the time of performance or measurement shall be extended to and including the next regular business day.

13.11

This Agreement may be executed in any number of counterparts and by facsimile with the same effect as if all parties to this Agreement had signed the same document and all counterparts will be construed together and will constitute one and the same instrument and any facsimile signature shall be taken as an original.

IN WITNESS WHEREOF this agreement has been executed by the parties hereto as of the day and year first above written.

OPTIONEE:

Per: /s/ Manfred Ruf

Witness: /s/ witness

Manfred Ruf, President & CEO

   witness

   (please print name)

VENDORS:

/s/ Noel Cousins

Noel Cousins

Witness: /s/ witness

   witness

   (please print name)

/s/ Steven Van Ert

Steven Van Ert

Witness:

   /s/ witness

   witness

   (please print name)

Schedule "A"

MINERAL CLAIMS COMPRISING THE PROPERTY

Attached to and forming part of a Option Agreement between Steven Van Ert and Noel Cousins and Rarus Minerals Inc. dated effective June 24, 2011.

PILOT PEAK PROPERTY DESCRIPTION

The Pilot Peak Property in San Bernardino County, California consists of unpatented lode mining claims in Sections 2, 3, 4, 10, 11  12, 14 and 15; T5N, R18E, SBM and Sections 34 and 35; T6N, R18E SBM.  The claims are owned equally by Steven Van Ert and Noel Cousins and are recorded in the records of San Bernardino County and the Bureau of Land Management as follows:

	NAME OF CLAIM	SAN BERNARDINO COUNTY DOC #	BLM SERIAL #
1.	PP102	2010-0499098	CAMC0297741
2.	PP103	2010-0499099	CAMC0297742
3.	PP104	2010-0499100	CAMC0297743
4.	PP105	2010-0499101	CAMC0297744
5.	SW#1	2011-0211885	CAMC0299199
6.	SW#2	2011-0211886	CAMC0299200
7.	SW#3	2011-0211887	CAMC0299201
8.	SW#4	2011-0211888	CAMC0299202
9.	SW#5	2011-0211889	CAMC0299203
10.	SW#6	2011-0211890	CAMC0299204
11.	SW#7	2011-0211891	CAMC0299205
12.	SW#8	2011-0211858	CAMC0299206
13.	SW#9	2011-0211859	CAMC0299207
14.	SW#10	2011-0211860	CAMC0299208
	NAME OF CLAIM	SAN BERNARDINO COUNTY DOC #	BLM SERIAL #
15.	SW#11	2011-0211861	CAMC0299209
16.	SW#12	2011-0211862	CAMC0299210
17.	SW#13	2011-0211863	CAMC0299211
18.	SW#14	2011-0211864	CAMC0299212
19.	SW#15	2011-0211865	CAMC0299213
20.	SW#16	2011-0211866	CAMC0299214
21.	SW#17	2011-0211867	CAMC0299215
22.	SW#18	2011-0211868	CAMC0299216
23.	SW#19	2011-0211869	CAMC0299217
24.	SW#20	2011-0211870	CAMC0299218
25.	SW#21	2011-0211871	CAMC0299219
26.	SW#22	2011-0211872	CAMC0299220
27.	SW#23	2011-0211873	CAMC0299221
28.	SW#24	2011-0211874	CAMC0299222
29.	SW#25	2011-0211875	CAMC0299223
30.	SW#26	2011-0211876	CAMC0299224
31.	SW#27	2011-0211877	CAMC0299225
32.	SW#28	2011-0211878	CAMC0299226
33.	SW#29	2011-0211879	CAMC0299227
34.	SW#30	2011-0211880	CAMC0299228
35.	SW#31	2011-0211881	CAMC0299229
36.	SW#32	2011-0211882	CAMC0299230
37.	SW#33	2011-0211883	CAMC0299231

	NAME OF CLAIM	SAN BERNARDINO COUNTY DOC #	BLM SERIAL #
38.	SW#34	2011-0211884	CAMC0299232
39.	SW#35	2011-0211825	CAMC0299233
40.	SW#36	2011-0211826	CAMC0299234
41.	SW#37	2011-0211827	CAMC0299235
42.	SW#38	2011-0211828	CAMC0299236
43.	SW#39	2011-0211829	CAMC0299237
44.	SW#40	2011-0211830	CAMC0299238
45.	SW#41	2011-0211831	CAMC0299239
46.	SW#42	2011-0211832	CAMC0299240
47.	SW#43	2011-0211833	CAMC0299241
48.	SW#44	2011-0211834	CAMC0299242
49.	SW#45	2011-0211835	CAMC0299243
50.	SW#46	2011-0211836	CAMC0299244
51.	SW#47	2011-0211837	CAMC0299245
52.	SW#48	2011-0211838	CAMC0299246
53.	SW#49	2011-0211839	CAMC0299247
54.	SW#50	2011-0211840	CAMC0299248
55.	SW#51	2011-0211841	CAMC0299249
56.	SW#52	2011-0211842	CAMC0299250
57.	SW#53	2011-0211843	CAMC0299251
58.	SW#54	2011-0211844	CAMC0299252
59.	SW#55	2011-0211845	CAMC0299253
60.	SW#56	2011-0211846	CAMC0299254
	NAME OF CLAIM	SAN BERNARDINO COUNTY DOC #	BLM SERIAL #
61.	SW#57	2011-0211847	CAMC0299255
62.	SW#58	2011-0211848	CAMC0299256
63.	SW#59	2011-0211849	CAMC0299257
64.	SW#60	2011-0211850	CAMC0299258
65.	SW#61	2011-0211851	CAMC0299259
66.	SW#62	2011-0211852	CAMC0299260
67.	SW#63	2011-0211853	CAMC0299261
68.	SW#64	2011-0211854	CAMC0299262
69.	SW#65	2011-0211795	CAMC0299263
70.	SW#66	2011-0211796	CAMC0299264
71.	SW#67	2011-0211797	CAMC0299265
72.	SW#68	2011-0211798	CAMC0299266
73.	SW#69	2011-0211799	CAMC0299267
74.	SW#70	2011-0211800	CAMC0299268
75.	SW#71	2011-0211801	CAMC0299269
76.	SW#72	2011-0211802	CAMC0299270
77.	SW#73	2011-0211803	CAMC0299271
78.	SW#74	2011-0211804	CAMC0299272
79.	SW#75	2011-0211805	CAMC0299273
80.	SW#76	2011-0211806	CAMC0299274
81.	SW#77	2011-0211807	CAMC0299275
82.	SW#78	2011-0211808	CAMC0299276
83.	SW#79	2011-0211809	CAMC0299277

	NAME OF CLAIM	SAN BERNARDINO COUNTY DOC #	BLM SERIAL #
84.	SW#80	2011-0211810	CAMC0299278
85.	SW#81	2011-0211811	CAMC0299279
86.	SW#82	2011-0211812	CAMC0299280
87.	SW#83	2011-0211813	CAMC0299281
88.	SW#84	2011-0211814	CAMC0299282
89.	SW#85	2011-0211815	CAMC0299283
90.	SW#86	2011-0211816	CAMC0299284
91.	SW#87	2011-0211817	CAMC0299285
92.	SW#88	2011-0211818	CAMC0299286
93.	SW#89	2011-0211819	CAMC0299287
94.	SW#90	2011-0211820	CAMC0299288
95.	SW#91	2011-0211821	CAMC0299289
96.	SW#92	2011-0211822	CAMC0299290
97.	SW#93	2011-0211823	CAMC0299291
98.	SW#94	2011-0211824	CAMC0299292
99.	SW#95	2011-0211915	CAMC0299293
100.	SW#96	2011-0211916	CAMC0299294
101.	SW#97	2011-0211917	CAMC0299295
102.	SW#98	2011-0211918	CAMC0299296
103.	SW#99	2011-0211919	CAMC0299297
104.	SW#100	2011-0211920	CAMC0299298
105.	SW#101	2011-0211921	CAMC0299299
106.	SW#102	2011-0211922	CAMC0299300
	NAME OF CLAIM	SAN BERNARDINO COUNTY DOC #	BLM SERIAL #
107.	SW#103	2011-0211923	CAMC0299301
108.	SW#104	2011-0211924	CAMC0299302
109.	SW#105	2011-0211892	CAMC0299303
110.	SW#106	2011-0211893	CAMC0299304
111.	SW#107	2011-0211894	CAMC0299305
112.	SW#108	2011-0211895	CAMC0299306
113.	SW#109	2011-0211896	CAMC0299307
114.	SW#110	2011-0211897	CAMC0299308
115.	SW#111	2011-0211898	CAMC0299309
116.	SW#112	2011-0211899	CAMC0299310
117.	SW#113	2011-0211900	CAMC0299311
118.	SW#114	2011-0211901	CAMC0299312
119.	SW#115	2011-0211902	CAMC0299313
120.	SW#116	2011-0211903	CAMC0299314
121.	SW#117	2011-0211904	CAMC0299315
122.	SW#118	2011-0211905	CAMC0299316
123.	SW#119	2011-0211906	CAMC0299317
124.	SW#120	2011-0211907	CAMC0299318
125.	SW#121	2011-0211908	CAMC0299319
126.	SW#122	2011-0211909	CAMC0299320
127.	SW#123	2011-0211910	CAMC0299321
128.	SW#124	2011-0211911	CAMC0299322
129.	SW#125	2011-0211912	CAMC0299323

	NAME OF CLAIM	SAN BERNARDINO COUNTY DOC #	BLM SERIAL #
130.	SW#126	2011-0211913	CAMC0299324
131.	SW#127	2011-0211914	CAMC0299325
132.	SW#128	2011-0211855	CAMC0299326
133.	SW#129	2011-0211856	CAMC0299327
134.	SW#130	2011-0211857	CAMC0299328

Schedule "B"

Production Royalty

a.

Royalty Calculation:

Optionee shall convey to Vendors the following production royalty interest (the "Royalty") in any and all minerals produced from the Property:

1.

Four percent (4%) of the "Net Returns" for all minerals actually produced and sold from the Property.  The term "Net Smelter Returns" as used herein shall mean the actual sale proceeds received by Optionee from the sale of minerals to a smelter, refinery or other buyer (as reported on the smelter settlement sheet or other evidence of calculation of the sales price) less only the following expenses actually incurred and borne by Optionee: (i) the actual costs of freighting or transporting said minerals from the mine or mill to the point or points of sale (including without limitation costs of loading, transporting and insuring the ores, metals, minerals and concentrates in transit), unless already deducted by the purchaser; and (ii) all charges and costs of or relating to smelting and refining (including without limitation sampling, assaying and weighing charges), unless already deducted by the purchaser.  If such smelter is owned or controlled by Optionee or any of its affiliates, then charges, costs and penalties for such operations shall mean (for the purposes of calculating Net Smelter Returns) the amount that Optionee would have incurred if such operations were carried out at facilities not owned or controlled by Optionee then offering comparable services for comparable products on prevailing terms.  For avoidance of doubt, in calculating Net Smelter Returns there shall not be any deduction for any costs of mining, or any costs of transporting minerals to the mill, or any costs of processing minerals other than said smelting and refining costs.

2.

If precious metals are produced from the Property, Vendor may, by notice to Optionee, elect to receive Royalty in the form of doré, in which case Vendor shall make arrangements for the acceptance and transfer of doré as will accommodate Optionee's normal shipping schedule.  For purposes of determining the credits for minimum royalty obligations and allowable deductions, the value of Royalty taken in kind shall be based on the contained value of such ores or concentrates as of the date of delivery to Vendor.  Contained value shall be based on assays performed as a part of the sale by Optionee of similar doré and the spot metal prices published in Metals Week or other generally acceptable industry guide for the date of transfer.

3.

If Optionee enters into a contract for the delivery of minerals for more than one year the Vendor may elect, by notice to Optionee to establish the value of minerals based on the market price on the date of delivery as quoted in Metals Week.  If Metals Week does not report on an international or domestic spot market for the mineral so sold, the Optionee shall use whatever industry-recognized source of market prices as may otherwise be regularly published, but if no spot market exists, Vendors shall have no right to question the judgment of Optionee, provided that in such case, Optionee shall not enter into contracts for sale for more than five years.

b.

Frequency of Payment of Royalty:

Payment of Royalty hereunder shall be due and payable within 30 business days after the sale proceeds are actually received, in good funds, from any purchaser of minerals mined from the Property.

c.

Method of Making Payments:

All payments required hereunder may be mailed or delivered to any single depository as Vendor may instruct, in writing. If Optionee makes a payment or payments on account of the Royalty in accordance with the provisions of this instrument, it will have no further responsibility for distribution of the Royalty. All charges of the agent, trustee or depository will be borne solely by the parties receiving payments of Royalty. The delivery or the deposit in the mail of any payment hereunder on or before the due date thereof shall be deemed timely payment hereunder.

d.

Deductions for Annual Royalty:

All payments made by Optionee to Vendor pursuant to Section 2.9(b) of this Agreement shall be applied as a payment towards the Royalty and deducted from any amount of the Royalty owing for the applicable year.

e.

Records and Reports:

1.

Records, Inspection and Audit. Within ninety days following the end of each calendar year, commencing with the year in which the Property is brought into commercial production (not inclusive of any bulk sampling programs), Optionee shall deliver to Vendors a written statement of the Royalty paid for said calendar year (the "Statement"). Vendors shall have the right, within a period of three months from receipt of such Statement, upon 30 days' prior written notice, to inspect Optionee's books and records relating thereto and to conduct an independent audit of such books and records at its own cost and expense, and in a manner not disruptive of Optionee's business or operations.

2.

Objections. If Vendors do not request an inspection of Optionee's books and records during the three month period referred to in the preceding paragraph, all payments of  Royalty for the annual period will be considered final and in full satisfaction of all obligations of Optionee with respect thereto. If Vendors dispute any calculation of Royalty, Vendors shall deliver to Optionee a written notice (the "Objection Notice") describing and setting forth a specific objection within sixty days after receipt by Vendors of the subject Statement. Vendors shall, within 30 days of the date of the Objection Notice, and at their sole cost and expense, have an independent auditing firm promptly and diligently commence preparation of a written audit of Optionee's books and records relating to the subject Statement. If such audit determines that there has been a deficiency or an excess in the payment made to Vendors, such deficiency or excess will be resolved by adjusting the next payment due hereunder. If the audit discloses a deficiency of five percent or more of the amount due as a Royalty hereunder, Optionee will pay or reimburse to Vendors, as applicable, the costs and expenses of such audit. All books and records used and kept by Optionee to calculate the Royalty due hereunder will be kept in accordance with U.S. generally accepted accounting principles, and the audit will be conducted in accordance with U.S. generally accepted accounting principles.

3.

Evidence of Maintenance of the Property. Optionee shall deliver to Vendors, not later than the date two months prior to the date for the payment of any obligations to maintain the Property (including any annual claim maintenance fees for mining claims located by Optionee within the area of interest), evidence that such payments have been timely made.

f.

Inurnment:

The Royalty payable herein shall run with the land and be binding on all subsequent assignees of rights arising out of the claims, replacements thereof and resulting permits or Mineral Leases.  In the case of unpatented mining claims or other rights within the area of interest, the Royalty shall be binding on subsequent owners of the Property, including any amendments, relocations, patents of the same or additional or alternative rights to mine as may be conferred by any changes in the mineral laws of the United States.

g.

Assignments by Vendors:

Vendors may transfer, pledge, mortgage, charge or otherwise encumber all or any part of its right, title and interest in and to its Royalty payable hereunder, provided, however, that Optionee shall be under no obligation to make its payments hereunder to such assignee, transferee, pledge or other third party until Optionee's receipt of written Notice concerning the assignment or transfer.